SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant☐

Check the appropriate box:
☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

WGL HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     ☒ No fee required.

     ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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WGL Holdings, Inc.

1100 H Street, N.W.
Washington, D.C. 20080

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

      The annual meeting of shareholders of WGL Holdings, Inc. will be held at the Ronald Reagan Building and International Trade Center, 1300 Pennsylvania Ave., N.W., Washington, D.C. 20004, on Monday, February 25, 2002, at 10:00 a.m. for the following purposes, as more fully set forth in the annexed proxy statement:

(1) To elect directors for the ensuing year;

(2) To ratify the appointment of independent public accountants for 2002;

(3) To consider and act on a shareholder proposal relating to cumulative voting, if this proposal is brought before the meeting; and

(4) To transact any other business properly brought before the meeting or any adjournments thereof.

      Each holder of common stock is entitled to one vote for each share of that stock standing in the name of the holder on the records of WGL Holdings, Inc. at the close of business on January 7, 2002.

By order of the board of directors,

Douglas V. Pope
Secretary

January 28, 2002

IMPORTANT NOTICE

ADMISSION PROCEDURES

      Admission to this year’s meeting will be limited to persons who (a) are listed on WGL Holdings, Inc.’s records as shareholders as of January 7, 2002 (the “record date”), or (b) bring a statement to the meeting showing their beneficial ownership of WGL Holdings, Inc. common stock through a broker, a bank or other institution as of the record date.

      This proxy statement is first being mailed to shareholders on January 28, 2002.

PROXY STATEMENT

WGL HOLDINGS, INC.

1100 H St., N.W.

Washington, D.C. 20080

January 28, 2002

      This proxy statement is furnished in connection with a solicitation of proxies by the board of directors of WGL Holdings, Inc. (“WGL Holdings” or the “Company”) to be used at the annual meeting of shareholders of the Company to be held on Monday, February 25, 2002 and at any adjournment thereof. The meeting will be held at the Ronald Reagan Building and International Trade Center at 1300 Pennsylvania Ave., N.W., Washington, D.C. 20004 at 10:00 a.m. If the enclosed proxy card is executed and returned, it will be voted in the manner directed, but if not otherwise marked, proxies will be voted “FOR” proposals (1) and (2) and “AGAINST” proposal (3). The proxy may be revoked at any time by written notice delivered to the Corporate Secretary of WGL Holdings, by execution of a later proxy card, to the extent that it has not been voted, or by voting in person at the annual meeting.

      If you are a shareholder of record, you may also vote by internet or by telephone. Instructions for internet and telephone voting are attached to your proxy card. The deadline for voting by internet or telephone is 5:00 p.m., eastern time, Sunday, February 24, 2002.

      Effective November 1, 2000, WGL Holdings became the parent company of Washington Gas Light Company. Accordingly, to the extent any information in this proxy statement relates to any period prior to November 1, 2000, that information is reported for Washington Gas Light Company, and not for WGL Holdings.

      Each holder of WGL Holdings common stock is entitled to one vote for each share of the stock standing in the name of the holder on the records of WGL Holdings at the close of business on January 7, 2002. Outstanding voting securities as of January 7, 2002, consisted of 48,565,939 shares of common stock. The matters to be voted upon at the annual meeting are described in this proxy statement.

      As provided in the Company’s bylaws, a majority of the shares entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum for the meeting.

      At this meeting:

•	The eight director nominees receiving the greatest number of votes will be elected;

•	The proposal to ratify the appointment of independent public accountants and the shareholder proposal must receive the affirmative vote of a majority of the shares of WGL Holdings common stock present in person or represented by proxy and entitled to vote at the meeting;

•	Abstentions and broker non-votes will be counted in determining a quorum for the meeting;

•	Shares withheld and broker non-votes will have no effect on the election of directors;

•	Abstentions as to ratification of the appointment of independent public accountants and approval of the shareholder proposal will have the same effect as votes “against” these matters; and

•	Broker non-votes will have no effect on the outcome of the votes on the ratification of the appointment of independent public accountants and approval of the shareholder proposal.

Adjournments

      We currently expect to take votes and close the polls on all proposals on the scheduled date of the annual meeting. However, we may:

•	keep the polls open to facilitate additional proxy solicitation with regard to any or all proposals;

•	allow the inspectors of the election to count and report on the votes that have been cast after the polls have closed.

      If any of the above occurs, we could propose one or more adjournments of the annual meeting. For any adjournment to be approved, the votes cast in favor of it must represent a majority of the total number of votes entitled to be cast by the shareholders present at the meeting in person or by proxy.

      Proxies that we have solicited will be voted in favor of any adjournment that we propose but will not be considered a direction to vote for any adjournment proposed by anyone else. If any adjournment is properly proposed at the meeting on behalf of anyone else, the persons named as proxies, acting in that capacity, will have discretion to vote on the adjournment in accordance with their best judgment.

PROPOSAL 1

ELECTION OF DIRECTORS

      At the annual meeting, eight directors are to be elected to hold office for the ensuing year.

      It is the intention of the persons named in the enclosed proxy card to vote such proxy for the election of the nominees named below, all of whom are now serving as directors, unless such authority is withheld. WGL Holdings does not contemplate that any of such nominees will become unavailable for any reason, but if that should occur before the meeting, proxies received for that nominee will be voted for another nominee, or other nominees, to be selected by the board of directors.

Michael D. Barnes, age 58, is President of The Brady Campaign and Brady Center to Prevent Gun Violence. He was previously a partner in the Washington, D.C. law firm of Hogan & Hartson (1993-2000) and a partner with the law firm of Arent, Fox, Kintner, Plotkin & Kahn (1987-1993). Mr. Barnes was United States Representative from Maryland’s 8th Congressional District from 1979 to 1987. Mr. Barnes has been a Director of Washington Gas Light Company since 1991, a Director of WGL Holdings since November 2000 and serves as Chairman of the Governance Committee.

Daniel J. Callahan, III, age 69, is Vice Chairman and Treasurer of The Morris and Gwendolyn Cafritz Foundation. Mr. Callahan retired in 1995 as Chairman and Chief Executive Officer of USLICO Corporation, an insurance holding company. Mr. Callahan was Vice Chairman of American Security Bank from 1991-1992 and Chairman from 1985-1991. Mr. Callahan was President of MNC Financial, Inc. from 1987-1992. Mr. Callahan also is a Director of Washington Mutual Investors Fund. Mr. Callahan is Vice Chairman of the Atlantic Council, and is a former Chairman of the Greater Washington Research Center. He has been a Director of Washington Gas Light Company since 1989, a Director of WGL Holdings since November 2000 and serves as Chairman of the Human Resources Committee.

George P. Clancy, Jr., age 58, is Executive Vice President and Chief Lending Officer of Chevy Chase Bank, FSB, a position he has held since 1995. Mr. Clancy has an extensive career in banking which includes serving as President and Chief Operating Officer of The Riggs National Corporation (1985-1986) and President and Chief Executive Officer — Signet Bank, N.A. (1988-1995). Mr. Clancy is active in several community and civic organizations, including serving as Chairman of the Public Safety Foundation, Member of the Board of Trustees of the University of Maryland College Park Foundation and Trustee of Suburban Hospital Foundation. Mr. Clancy has been a Director of Washington Gas Light Company and a Director of WGL Holdings since December 2000.

James H. DeGraffenreidt, Jr., age 48, is Chairman and Chief Executive Officer of the Company and of Washington Gas Light Company. Mr. DeGraffenreidt previously served as President and Chief Operating Officer of Washington Gas Light Company (1994-1998); President and Chief Executive Officer (1998); Chairman and Chief Executive Officer (1998-2000); Chairman, President and Chief Executive Officer of the Company and of Washington Gas Light Company (2000-2001), and was elected to his present position effective October 1, 2001. Mr. DeGraffenreidt serves on numerous boards, including Harbor Bankshares Corporation, Harbor Bank, the American Gas Association, Alliance to Save Energy, District of Columbia Chamber of Commerce, MedStar Health, the Greater Washington Board of Trade, Maryland Science Center, and The Walters Art Gallery. He has been a member of the Board of Directors of Washington Gas Light Company since 1994 and a Director of WGL Holdings since January 2000.

Melvyn J. Estrin, age 59, is Chairman of the Board and Chief Executive Officer of Avatex Corp., involved in medical and beauty products investments. Mr. Estrin is also Chairman of the Board and Chief Executive Officer of Phar-Mor, Inc., retail drug stores. He is also Chairman of the Board and Chief Executive Officer of Human Service Group, Inc. (trading as Estrin International) (1983-present) and is President and a director of HSG Acquisition Co. (1986-present), both of which are private management and investment firms. Mr. Estrin is a director of Avatex Corporation, Phar-Mor Inc., iLife Systems, Inc., ChemLink, LLC, Presby Corp., RAS Holding Corp. and is a managing partner of Centaur Partners, Inc. Mr. Estrin has been a Director of Washington Gas Light Company since 1991 and a Director of WGL Holdings since November 2000.

Debra L. Lee, age 47, is President and Chief Operating Officer of BET Holdings, Inc., a global multi-media company that owns and operates Black Entertainment Television and several other ventures. Ms. Lee previously was Executive Vice President and General Counsel of BET Holdings (1992-1995) and was elected to her present position in 1996. Ms. Lee serves on a number of professional and civic organizations, including the Kennedy Center’s Community & Friends Board, the National Symphony Orchestra Board, Girls, Inc. and the Telecommunications Development Fund. Ms. Lee is also on the Board of Directors of Eastman Kodak Company and Genuity, Inc. Ms. Lee has been a Director of Washington Gas Light Company since July 2000 and a Director of WGL Holdings since November 2000.

Philip A. Odeen, age 66, recently retired as Executive Vice President of TRW Inc., a technology, manufacturing and services company. Mr. Odeen held this position since 1998. From 1992 to 1998, Mr. Odeen was President and Chief Executive Officer of BDM International, Inc., a firm providing technical and information services to the defense, civil government and commercial business sectors. Mr. Odeen is a Director of Reynolds and Reynolds, Relizon and Convergys, technology companies which assist other companies to manage information flows. He is past Chairman of the Virginia Business Council, chairs the Coalition for Virginia’s Future and serves on the boards of various professional and community organizations. He has been a member of the Board of Directors of Washington Gas Light Company since February 1999, and a Director of WGL Holdings since November 2000.

Karen Hastie Williams, age 57, is a Partner with the Washington, D.C. law firm of Crowell & Moring, where she specializes in public contract law. Prior to joining Crowell & Moring, Ms. Williams served as Administrator for the Office of Federal Procurement Policy at the Office of Management and Budget (1980-1981) and Chief Counsel of the Senate Committee on the Budget (1977-1980). Ms. Williams is a Director of SunTrust Mid-Atlantic Bank, the Fannie Mae Foundation, Continental Airlines Company, Gannett Co. and The Chubb Corporation. Ms. Williams has been a director of Washington Gas Light Company since 1992, a Director of WGL Holdings since November 2000 and serves as Chair of the Audit Review Committee.

The Board of Directors and Committees of the Board

      The following information relates to board committee meetings during the fiscal year ended September 30, 2001.

      The board of directors has established four standing committees:

      The Executive Committee members are: James H. DeGraffenreidt, Jr. (Chairman), Michael D. Barnes, Daniel J. Callahan, III, and Karen Hastie Williams. There are four alternate members: George P. Clancy, Jr., Melvyn J. Estrin, Debra L. Lee and Philip A. Odeen. This committee may exercise all of the authority of the board of directors when the board is not in session. This committee met 3 times during fiscal year 2001.

      The Audit Review Committee members are: Karen Hastie Williams (Chair), Daniel J. Callahan, III, George P. Clancy, Jr., and Philip A. Odeen. Functions of the audit review committee include recommending the independent public accountants, reviewing with the independent public accountants the financial statements and their accompanying report and reviewing the system of internal controls and the adequacy of the internal audit program. Reference is made to the Audit Review Committee Report and Charter of the Audit Review Committee, which appear later in this proxy statement, for a further description of the responsibilities of this committee. This committee held 5 meetings during fiscal year 2001.

      The Governance Committee members are: Michael D. Barnes (Chairman), Philip A. Odeen, and Karen Hastie Williams. Functions of the governance committee include maintaining a roster of persons for consideration as members of the board of directors and recommending procedures for filling vacancies on the board of directors. The governance committee will consider nominees recommended by shareholders; the name and resume of each nominee should be sent to the chairman of the governance committee. This committee held 2 meetings during fiscal year 2001.

      The Human Resources Committee members are: Daniel J. Callahan, III (Chairman), Melvyn J. Estrin and Debra L. Lee. The human resources committee considers compensation and benefits for directors and officers and succession planning matters. There were 4 meetings of this committee during fiscal year 2001.

      The board of directors of the Company held 7 meetings during fiscal year 2001. All directors attended at least 75% of all board and board committee meetings on which the director served.

Non-Employee Director Compensation

      The following is a summary of the compensation paid to outside directors of the Company. Outside directors of the Company also serve as directors of the Company’s utility subsidiary, Washington Gas Light Company, and accordingly, the compensation arrangements are coordinated as described below:

•	On days which both WGL Holdings, Inc. and Washington Gas Light Company boards meet, a fee of $800 is paid for attendance at the Washington Gas Light Company meeting and a fee of $400 is paid for attendance at the WGL Holdings meeting, for a total of $1,200 for attendance at both meetings.

•	Board committee meeting fees and fees for attending meetings of shareholders are paid in the same manner as board meeting fees.

•	On days when one, but not both, of the boards or committees meet, a meeting fee of $1,000 is paid for attendance at the board or board committee meeting.

•	Washington Gas Light Company pays an annual cash retainer of $20,000 for service on that board of directors.

•	WGL Holdings pays an annual retainer in the form of 800 shares of common stock of WGL Holdings for service on that board of directors.

•	Washington Gas pays an annual retainer of $3,000 to persons serving as chairs of the Washington Gas board committees. There is no separate retainer paid for service as chair of WGL Holdings board committees. As of the record date for the annual meeting, the same persons served as chairs of both WGL Holdings and Washington Gas Light Company board committees.

      A retirement plan for outside directors adopted in 1995 was terminated by the board effective January 1, 1998, subject to vesting of benefits earned by the directors as of that date.

Business Relationships with Associates of Directors

      The law firm of Crowell & Moring, with which Ms. Williams is a partner, performed legal services for Washington Gas Light Company during fiscal year 2001.

Security Ownership of Management and Certain Beneficial Owners

      The following table sets forth the information as of January 7, 2002, regarding WGL Holdings, Inc. outstanding equity securities beneficially owned by each director, each nominee for election as a director, the executive officers named in the summary compensation table in this proxy statement, and all directors, nominees and executive officers as a group.

		Amount and Nature	Percent
		of Beneficial	of
Title of Class	Name of Beneficial Owner	Ownership(1)	Class

Common Stock	Elizabeth M. Arnold	10,226	(2)

Common Stock	Michael D. Barnes	5,506	(2)

Common Stock	Daniel J. Callahan, III	10,256	(2)

Common Stock	George P. Clancy, Jr.	2,300	(2)

Common Stock	James H. DeGraffenreidt, Jr.	38,167	(2)

Common Stock	Melvyn J. Estrin	8,340	(2)

Common Stock	John K. Keane, Jr.	21,144	(2)

Common Stock	Frederic M. Kline	14,995	(2)

Common Stock	Debra L. Lee	2,436	(2)

Common Stock	Terry D. McCallister	1,122	(2)

Common Stock	Philip A. Odeen	4,200	(2)

Common Stock	James B. White	8,259	(2)

Common Stock	Karen Hastie Williams	5,129	(2)

All directors and executive officers as a group:

Common Stock		169,112	(2)

(1)	All shares are directly owned by persons shown in this table except the following shares which are owned indirectly: (a) 11,287 shares are held by executive officers in the Washington Gas Light Company Savings Plan for Management Employees, and (b) 2,000 shares are owned by Mr. Callahan’s wife, and Mr. Callahan disclaims beneficial ownership of those shares.

(2)	Less than 1% of class outstanding.

     The following table sets forth information regarding any person who is known to the Company to be the beneficial owner of more than five percent of the Company’s common stock. This information is as of September 30, 2001, which was the date of the most recent publicly available information at the time of preparation of this proxy statement.

	Name and Address of	Amount and Nature	Percent of
Title of Class	Beneficial Owner	of Beneficial Ownership	Class

Common Stock	American Century Investment	4,301,900 shares(1)	8.87%
	4500 Main Street
	Kansas City, MO 64111

(1)	This information is based on a Schedule 13F, dated September 30, 2001, filed with the Securities and Exchange Commission by American Century Investment, which reported that it had sole power to vote and sole investment discretion over the shares.

Executive Compensation

      The table that follows presents information about compensation for the Chief Executive Officer and the five other most highly compensated executive officers of the Company and/or its subsidiaries. It includes all compensation awarded to, earned by or paid to the named executive officers for each of the last three fiscal years.

      During each fiscal year shown below, each of the below-named individuals was also an executive officer of Washington Gas Light Company. The compensation shown in the following summary compensation table was paid to the individual by Washington Gas Light Company during or for each fiscal year.

Summary Compensation Table

					Long-Term Compensation Awards

					Awards		Payouts
		Annual Compensation
						Securities
Name and	Fiscal			Other Annual	Restricted Stock	Underlying	LTIP
Principal Position*	Year	Salary	Bonus	Compensation(1)	Awards(2)(6)	Options(3)	Payouts(4)

James H. DeGraffenreidt, Jr.	2001	$510,000	$330,000	$567	$0	26,791	$266,872
Chairman, President and	2000	444,000	320,000	771	0	23,109	143,733
Chief Executive Officer	1999	415,000	0	2,643	0	25,895	0

Terry D. McCallister	2001	250,000	125,000	76	0	7,661	0
Vice President(5)	2000	103,000	53,000	0	25,938	7,050	0
	1999	0	0	0	0	0	0

Frederic M. Kline	2001	225,000	105,000	199	0	6,895	75,769
Vice President and Chief	2000	208,000	103,000	280	0	6,315	41,807
Financial Officer	1999	202,000	0	1,191	0	7,353	0

James B. White	2001	195,000	90,000	163	0	5,975	60,033
Vice President of	2000	162,500	83,000	63	0	4,858	32,317
Washington Gas Light Company	1999	160,000	0	777	0	5,824	0

Elizabeth M. Arnold	2001	195,000	85,000	92	0	5,975	37,233
Vice President	2000	151,250	75,000	43	0	4,402	20,054
	1999	139,000	0	159	0	3,614	0

John K. Keane, Jr.	2001	195,000	110,000	747	0	5,975	67,541
Senior Vice President and	2000	185,000	96,000	997	0	5,617	36,370
General Counsel	1999	180,000	0	3,040	0	6,552	0

[Additional columns below]

[Continued from above table, first column(s) repeated]

Name and	All Other
Principal Position*	Compensation(1)

James H. DeGraffenreidt, Jr.	$6,800
Chairman, President and	6,692
Chief Executive Officer	6,277

Terry D. McCallister	6,800
Vice President(5)	2,877
0

Frederic M. Kline	6,800
Vice President and Chief	6,655
Financial Officer	6,277

James B. White	6,800
Vice President of	6,477
Washington Gas Light Company	6,277

Elizabeth M. Arnold	6,347
Vice President	5,599
5,453

John K. Keane, Jr.	6,786
Senior Vice President and	6,692
General Counsel	6,277

*	Principal positions shown on this table are as of September 30, 2001, except for Mr. Keane, who took leave in July 2001 pending retirement in January 2002. Effective October 1, 2001, Mr. McCallister was elected President and Chief Operating Officer and Mr. DeGraffenreidt was elected Chairman and Chief Executive Officer.

(1)	The amounts shown in the column titled “Other Annual Compensation” represent taxes paid on behalf of the named executive officer relating to group term life insurance coverage with benefits exceeding $50,000 in each listed fiscal year. The amounts shown in the column titled “All Other Compensation” represent Washington Gas Light Company’s matching contributions to Washington Gas Light Company’s savings plan for management employees during each of the listed fiscal years.

(2)	The number and value of the aggregate restricted stock holdings at the end of fiscal year 2001 for each named executive officer were as follows:

Name	Shares	Value

James H. DeGraffenreidt, Jr.	11,400	$306,546

Terry D. McCallister	800	21,512

Frederic M. Kline	600	16,134

James B. White	0	0

Elizabeth M. Arnold	0	0

John K. Keane, Jr.	0	0

(3)	Options granted to purchase shares of WGL Holdings, Inc. common stock.

(4)	The amounts in this column represent the value of the performance shares granted under the 1999 Incentive Compensation Plan for the respective performance periods. The awards are based on the Company’s total shareholder return relative to its peer group and closing stock price as follows:

Fiscal		Percent of	Closing
Year	Performance Period	Target Grant	Stock Price

2001	30 Months Ending September 30, 2001	127.5%	$26.890
2000	18 Months Ending September 30, 2000	130.0	$26.875

(5)	Mr. McCallister was first employed by Washington Gas Light Company on April 3, 2000.

(6)	Restricted stock awards are reported at the aggregate market value on the date of grant. The number of restricted shares granted in fiscal year 2000 to Mr. McCallister was 1,000. The shares were granted on April 3, 2000 and vest at a rate of 20% each year for a five-year period. The market value on the date of grant was $25.9375 per share. The vesting schedule may accelerate in connection with a change of control as defined in the Washington Gas Light Company 1999 Incentive Compensation Plan. Dividends are paid on restricted shares from the effective date of the award.

     Executive officers of the Company participate in a trusteed, noncontributory pension plan covering all active employees and vested former employees of Washington Gas Light Company. Executive officers also participate in a Supplemental Executive Retirement Plan. Upon normal retirement (age 65), each eligible participant is entitled under the supplemental executive retirement plan to an annual benefit that is based on both years of benefit service (up to a maximum of 30 years) and the average of the participant’s highest rates of annual basic compensation, including any short-term incentive awards paid or deferred under the Executive Incentive Compensation Plan and the Washington Gas Light Company 1999 Incentive Compensation Plan (the “1999 Incentive Compensation Plan”), or any successor plan, on December 31 of the three years out of the final five years of the participant’s service as a participant. Participants may elect to have a portion of their Supplemental Executive Retirement Plan benefit paid in the form of a lump sum.

      The following table shows the estimated annual single life benefits payable under the pension plan and Supplemental Executive Retirement Plan upon normal retirement (age 65) to executive officers in various salary and years-of-service classifications:

	Years of Benefit Service
Final Average
Compensation	10	20	30

$200,000	$40,000	$80,000	$120,000

400,000	80,000	160,000	240,000

600,000	120,000	240,000	360,000

800,000	160,000	320,000	480,000

900,000	180,000	360,000	540,000

      Each of the five continuing executive officers named above in the summary compensation table has 30 years of benefit service except Mr. DeGraffenreidt who has 25 years of benefit service and Mr. McCallister who has 2 years of benefit service. Benefits shown in the above table are not subject to reductions for social security.

Employment Agreements

      Washington Gas Light Company has employment agreements with Messrs. DeGraffenreidt, McCallister, Kline, and White and Ms. Arnold. The agreements with these officers will be effective during the period of one year prior to, and two years following, a change of control of WGL Holdings or Washington Gas Light Company. A change of control is generally defined in these agreements as one of the following:

•	acquisition of 30% or more of the voting stock of WGL Holdings or Washington Gas Light Company;

•	a change in the majority of the board of directors of WGL Holdings; and

•	a merger, reorganization, consolidation or sale of all or substantially all of the assets of WGL Holdings or Washington Gas Light Company.

      From the change of control to its second anniversary, the executive’s position, duties and responsibilities must be commensurate with the most significant of those held, exercised and assigned at the time during the 120-day period immediately preceding the change of control. The executive agrees to devote reasonable attention and time necessary to the respective company’s business affairs.

      During the one year prior and two years following a change of control the executive is entitled to base salary, annual incentives, savings and retirement plans, welfare benefit plans, expenses, fringe benefits, office and vacation, consistent with those in place prior to the change of control or available after the change of control if more beneficial.

      Base salary is defined as an amount equal to twelve times the highest monthly base salary paid or payable during the 12-month period immediately preceding the change of control. The annual incentive is an amount at least equal to that available to peer executives of Washington Gas Light Company and its affiliates.

      With respect to Messrs. DeGraffenreidt, McCallister, Kline and Ms. Arnold, if the executive is terminated during the effective period for reasons other than cause, or if the executive resigns for good reason, the executive is entitled to severance pay equal to three times the sum of the executive’s annual base salary, plus the highest of the executive’s annual incentive actually earned for the last three full fiscal years. Also the executive is entitled to an extension of other employment benefits for three years. Mr. White is entitled to the same benefit, except that the severance payment is two times the sum of the executive’s annual base salary, plus the highest of the executive’s annual incentive actually earned for the last three full fiscal years. The extension of other employment benefits for Mr. White is for two years. Payments under these agreements may be increased for any excise taxes payable under the Internal Revenue Code.

      “Good reason” is defined differently in these agreements based on the position the named officer holds. The term includes one or more of the following provisions:

(1)	the assignment to the executive of any duties inconsistent in any material respect with the executive’s position;

(2)	any failure by Washington Gas Light Company to comply with any of the general employment provisions of the agreement;

(3)	if there is a change of control, merger, acquisition or other similar affiliation with another entity, and the executive does not continue in the position of Chairman and Chief Executive Officer of the most senior resulting entity;

(4)	if there is a change of control, merger, acquisition or other similar affiliation with another entity, and the executive does not continue in his or her existing position or a more senior position of the most senior resulting entity;

(5)	failure by Washington Gas Light Company to reimburse the executive for expenses related to a required relocation;

(6)	any required relocation of the executive more than thirty five miles from Washington, D.C.;

(7)	any purported termination by Washington Gas Light Company of the executive’s employment; or

(8)	any failure by Washington Gas Light Company or any successor to comply with and satisfy the agreement.

      Following is a summary of the contract provisions indicated above that are contained in each named executive’s employment agreement:

Applicable
Executive	Provisions

James H. DeGraffenreidt, Jr.	1,2,3,5,6,7,8

Terry D. McCallister	1,2,4,5,6,7,8

Frederic M. Kline	1,2,4,5,6,7,8

James B. White	1,2,5,6,7,8

Elizabeth M. Arnold	1,2,5,6,7,8

Option Grants

      The following table provides information regarding the number and terms of stock options granted to the named executive officers during the fiscal year ended September 30, 2001. Washington Gas Light Company utilized the Black-Scholes option pricing model to develop the theoretical values set forth under the “Grant Date Present Value” column. An officer realizes value from a stock option only to the extent that the price of the WGL Holdings common stock on the exercise date exceeds the price of the stock on the grant date. Consequently, there is no assurance that the value realized by an officer will be at or near the value estimated below. Those amounts should not be used to predict stock performance.

Option Grants in the Last Fiscal Year

	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise or		Grant Date
	Options	Employees in	Base Price	Expiration	Present Value
Name	Granted(1)	Fiscal Year	($/Sh)(2)	Date	($)(3)

James H. DeGraffenreidt, Jr.	26,791	30.0%	26.875	9/30/11	122,400

Terry D. McCallister	7,661	8.6	26.875	9/30/11	35,000

Frederic M. Kline	6,895	7.7	26.875	9/30/11	31,500

John K. Keane, Jr.	5,975	6.7	26.875	9/30/11	27,300

James B. White	5,975	6.7	26.875	9/30/11	27,300

Elizabeth M. Arnold	5,975	6.7	26.875	9/30/11	27,300

(1)	Options were granted to the named executive officers under the 1999 Incentive Compensation Plan at prices equal to the fair market value on the date of grant. These are nonqualified stock options that become exercisable three years after the date of grant. These options are subject to early termination upon the occurrence of events related to termination of employment. All options immediately become exercisable in the event of a change in control.

(2)	The exercise price of options may be paid in cash, by delivery of already-owned shares of common stock of WGL Holdings, Inc. or by any other method approved by the Human Resources Committee, which administers the 1999 Incentive Compensation Plan. The Human Resources Committee could grant a “reload option” to the optionee. A reload option is an option granted to an employee for the same number of shares as is exchanged in payment of the exercise price and is subject to all of the same terms and conditions as the original option except for the exercise price which is determined on the basis of the fair market value of the common stock of WGL Holdings, Inc. on the date the reload option is granted. One or more successive reload options could be granted by the Human Resources Committee.

(3)	This represents the estimated present value of stock options, measured at the date of grant using the Black-Scholes Warrant Valuation Call Option Model. Unless otherwise noted with respect to specific option grants in the following paragraphs, this model assumes no dilutive effects.

     The following underlying assumptions were used in developing the grant valuations:

•	an exercise price equal to the fair market value on the date of grant;

•	expected volatility of 24%;

•	an annual risk free rate of return (represents the yield of Treasury notes during the month of the grant with a maturity date corresponding to the contractual term of the option) of 6.3%;

•	an annual dividend yield as of the date of grant of 4.6%; and

•	a contractual exercise period for options granted of three years.

     The following table shows information regarding the unexercised options held by the named executives at September 30, 2001, the last day of the fiscal year.

Aggregated Option Exercises in Last Fiscal Year and

Option Values at September 30, 2001

			Number of Securities		Value of Securities
			Underlying Unexercised		Unexercised In-The-Money
	Shares		Options at		Options at
	Acquired		September 30, 2001		September 30, 2001(1)
	on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

James H. DeGraffenreidt, Jr.	0	$0	0	75,975	$0	$110,844

Terry D. McCallister	0	0	0	14,711	0	20,049

Frederic M. Kline	0	0	0	20,563	0	31,464

John K. Keane, Jr.	0	0	0	18,144	0	28,034

James B. White	0	0	0	16,657	0	24,929

Elizabeth M. Arnold	0	0	0	13,991	0	15,503

(1)	The dollar values in this column are calculated by determining the difference between (a) the fair market value of WGL Holdings, Inc. common stock on September 28, 2001 (the last trading day of the fiscal year) and (b) the exercise price of the options multiplied by (c) the number of options with exercise prices lower than fair market value (in-the-money options).

Long-Term Incentive Plans — Performance Share Awards

      The following table provides information regarding the number and terms of performance shares awarded to the named executive officers during the fiscal year ended September 30, 2001 under the 1999 Incentive Compensation Plan. The targeted awards were based on an economic value of between 21.0% and 36.0% of the executive’s base salary. The awards ultimately earned vary based on total shareholder return of WGL Holdings relative to a peer group. Median performance relative to the peer group earns awards at the targeted level. The maximum that can be earned is 200 percent of the targeted level of shares. The minimum that the executives can earn is zero shares. The performance period is generally three years.

Performance Shares Awarded in the Last Fiscal Year

(Fiscal Year ended September 30, 2001)

			Estimated Future Payouts Under
			Non-Stock Price-Based Plans
	Number of	Performance or
	shares, units or	other period until
Name	other rights	maturation or payout	Threshold	Target	Maximum

James H. DeGraffenreidt, Jr.	10,019	September 30, 2003	—	10,019	20,038

Terry D. McCallister	2,865	September 30, 2003	—	2,865	5,730

Frederic M. Kline	2,578	September 30, 2003	—	2,578	5,730

James B. White	2,235	September 30, 2003	—	2,235	4,470

Elizabeth M. Arnold	2,235	September 30, 2003	—	2,235	4,470

John K. Keane, Jr.	2,235	September 30, 2003	—	2,235	4,470

REPORT OF THE HUMAN RESOURCES COMMITTEE

      The Human Resources Committee of the board of directors has responsibility for recommending levels of executive compensation for consideration by the Company’s board of directors. The objective of the executive compensation program is to provide remuneration which fairly reflects corporate performance and achievements and responsibilities of each officer. Executive compensation is also intended to provide rewards and incentives for achievement of long-term growth in shareholder value and to attract and retain experienced corporate executives.

Elements of Executive Compensation

      The committee’s philosophy is that total compensation for each of the Company’s officers should be competitive with executives with similar experience and responsibility. This compensation should also reflect the individual performance of each officer as well as corporate performance.

      To accomplish these objectives, each officer’s compensation is composed of base salary and elements of short-term and long-term incentive compensation. Short-term incentive compensation is “at risk,” in that payment of any of this compensation depends upon performance of the individual officer and performance of the Company. Long-term incentive compensation is also “at risk” in that it relates directly to the performance of the Company’s common stock.

      Since the Company’s primary business is that of a public utility, total compensation opportunities at target levels are set at the size-adjusted median of the utilities market. General industry data is also reviewed, but to date has not affected the determination of market levels.

      Companies forming the utilities market are, to the extent possible, gas and electric and gas utilities that are similar to the Company’s utility business. This is not the same group of companies used in the performance graph shown in this proxy statement. The groups are different to the extent that the indices shown on the performance graph are published industry indexes which include companies having much more diversified operations than the Company.

      The committee has retained an independent executive compensation consultant to review the Company’s executive compensation practices and policies. The independent advisor conducts an annual study of the Company’s executive compensation practices and policies to determine their reasonableness and competitiveness in the relevant market. The committee meets with the independent advisor during the year to review all elements of the Company’s executive compensation plans.

      The following is a description of the elements of each officer’s compensation:

      Base Salary: The committee intends base salary levels of officers to be set at a level approximately equal to utility market levels for officers of similar experience and responsibility. This approach was taken to place base salaries at overall market rates, and to leave the opportunity for each officer to exceed market compensation through incentive pay. This continuing practice is designed to encourage higher levels of performance by the officers. It is seen by the committee as a way to align the interests of the officers of WGL Holdings, Inc. and Washington Gas Light Company more closely with the interests of the shareholders.

      To determine competitive compensation levels, management obtains data on executive compensation paid by other utility and non-utility companies. Based on that information and in consideration of each officer’s responsibility and performance, the Chairman and Chief Executive Officer of the Company makes specific recommendations for salary adjustments for all officers except himself. The committee reviews these recommendations in consultation with the independent advisor retained by the committee. Based on this consultation and the data on industry compensation levels, the committee makes a final recommendation to the full board of directors as to all officers, including the Chairman and Chief Executive Officer (whose compensation is described further below).

      Short-Term Incentive Compensation: Short-term incentive pay opportunities are intended to encourage and to recognize high levels of performance by officers of the Company and its subsidiaries.

      For fiscal year 2001, short-term incentive compensation paid to officers was earned under the 1999 Incentive Compensation Plan. Payments could have been made under the 1999 Incentive Compensation Plan if WGL Holdings’ rate of return on common stock equity exceeded a threshold amount predetermined by the board of directors. For fiscal year 2001, that threshold was an 11% rate of return on common equity. Since WGL Holdings, Inc. earned a rate of return on common equity equal to that threshold, individual awards for 2001 were allowable under the 1999 Incentive Compensation Plan. This plan was approved by shareholders at the 1999 Washington Gas Light Company Annual Meeting of Shareholders.

      The committee determines individual awards under the 1999 Incentive Compensation Plan annually. If the rate of return on common equity threshold and any other criteria are met for payments under the 1999 Incentive Compensation Plan, the Chairman and Chief Executive Officer may make recommendations to the committee for awards for each officer except himself. These recommendations include evaluation of the following factors applicable to the corporation and each of the officers:

      For the corporation:

•	return on equity;

•	operation and maintenance cost per customer;

•	customer service; and

•	operational effectiveness.

      For the officers:

•	success in meeting established corporate and departmental goals;

•	managing resources within established departmental budgets;

•	effectiveness in areas of leadership, planning and teamwork;

•	peer evaluations; and

•	comparison to incentive compensation in the natural gas distribution and other industries, based on data supplied by the outside study of executive compensation.

      The committee considers the amount and basis for these recommendations in consultation with its independent advisor.

      Payouts under the 1999 Incentive Compensation Plan will be higher or lower than target depending on both corporate and individual performance. Payouts may range from 0% to 150% of target.

      Long-Term Incentive Compensation, the 1999 Incentive Compensation Plan: The 1999 Incentive Compensation Plan replaced Washington Gas Light Company’s Long-Term Incentive Compensation Plan, which expired by its terms on June 27, 1999. Outstanding grants under the Long-Term Incentive Compensation Plan will remain outstanding and will vest according to the terms of those grants. Beginning with fiscal year 2000, long-term incentive compensation awards have been made by the committee under terms and conditions of the 1999 Incentive Compensation Plan.

      The 1999 Incentive Compensation Plan is intended to provide key personnel of the Company and its subsidiaries with additional incentives by increasing their interests in the Company and its success. The 1999 Incentive Compensation Plan promotes achievement of long-term growth of the Company by assisting in the recruiting and retention of key employees, including the officers. Under the 1999 Incentive Compensation Plan, there may be awards of stock options, restricted stock, stock appreciation rights, performance shares, bonus stock, other awards based on the value of the Company’s common stock, dividend units, and cash incentives. As noted previously, short-term incentives may also be granted under the 1999 Incentive Compensation Plan. The committee is the Administrator of the 1999 Incentive Compensation Plan and has the authority to grant awards under it.

      In accordance with terms of the 1999 Incentive Compensation Plan, the committee has granted long-term compensation awards in the form of stock options and performance shares. As noted above, since the utility business is still the Company’s primary business, the size of these grants was set to approximate the size-adjusted median of the utility market. The exercise price of stock options is the fair market value of the common stock on the date of grant. The stock options vest on the third anniversary of the grant and expire on the tenth anniversary of the grant. For fiscal year 2001 awards, performance shares vest on the 36-month anniversary of the date of grant and are earned only if the Company achieves specified total shareholder return levels as compared to a peer group of companies.

Compensation of the Chairman and Chief Executive Officer

      Mr. DeGraffenreidt served as Chairman, President and Chief Executive Officer during fiscal year 2001. Effective November 1, 2001, he was elected Chairman and Chief Executive Officer. In accordance with the committee’s policy, Mr. DeGraffenreidt’s base salary has been set at a level approximately equal to the relevant market for positions of similar responsibilities.

      Mr. DeGraffenreidt was awarded an incentive payment under the 1999 Incentive Compensation Plan applicable to fiscal year 2001 of $330,000, which was equal to 39% of his total cash compensation for the period. This incentive payment recognizes substantial corporate achievements of the Company during the year under the executive leadership of Mr. DeGraffenreidt. These achievements include record net income from our core utility business, and a total return to shareholders of 4.61% compared to negative total returns for the S&P 500 and Dow Jones Utility Average. Recurring earnings per share, determined after excluding several unusual items for this fiscal year and last, improved by 11 cents per share compared to last year.

      Long-term incentive awards in the form of stock options and performance shares were granted to Mr. DeGraffenreidt and to certain officers of the Company and its subsidiaries during fiscal year 2001 under terms of the 1999 Incentive Compensation Plan. These grants were at competitive levels based on a market study conducted by the committee’s independent advisor. The shares awarded to Mr. DeGraffenreidt are shown in the Executive Compensation section of this proxy statement. As for other executives, the size of these grants was set to approximate the size-adjusted median of the utility market. As described above, these stock option awards under the 1999 Incentive Compensation Plan vest in three years and expire on the tenth anniversary of the date of grant. The exercise price of the stock options is the fair market value of the shares on the date of grant. Performance shares granted in fiscal year 2001 may be earned after 36 months. Performance shares are earned only if the Company achieves specified total shareholder return levels compared to a group of peer companies over a three-year period.

Deductibility of Compensation

      Under Section 162(m) of the Internal Revenue Code, the Company and its subsidiaries may not deduct compensation in excess of $1 million paid to the Company’s Chief Executive Officer and to the other four highest compensated executive officers unless it meets specific criteria for performance-based compensation. As discussed in this report, the committee intends to provide compensation that is both market and performance based. Awards under the 1999 Incentive Compensation Plan are performance-based awards and are intended to meet the Section 162(m) performance based plan requirements. The compensation program is designed to achieve full tax deductibility. However, we reserve the right to approve non-deductible compensation if we believe it is in the best interests of the shareholders. All compensation paid for fiscal year 2001 was fully deductible for federal income tax purposes.

HUMAN RESOURCES COMMITTEE

Daniel J. Callahan, III (Chairman)
Melvyn J. Estrin
Debra L. Lee

AUDIT REVIEW COMMITTEE REPORT

      The Audit Review Committee of the Board of Directors of the Company is composed of four directors who are not employees of the Company. Members of the committee are independent under rules of the New York Stock Exchange. The names of the members of this committee as of the date of this proxy statement appear at the end of this report.

      The Audit Review Committee oversees the Company’s financial reporting process on behalf of the Company’s Board of Directors. The committee maintains a charter that outlines its responsibilities. A copy of the committee’s charter is included as Exhibit A to this proxy statement. The committee met five times during fiscal year 2001.

      The Audit Review Committee reviewed and discussed the Company’s audited financial statements with management of the Company. The Audit Review Committee discussed with the Company’s internal auditor and the independent public accountants the overall scope and specific plans for their respective audits and the adequacy of the Company’s internal controls. The committee reviewed and discussed the Company’s audited financial statements with management.

      The Audit Review Committee discussed with the independent public accountants those matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The committee received the written disclosures and the letter from the independent public accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The committee discussed with the independent accountants the issue of their independence from the Company. The Audit Review Committee also has considered whether the provision of non-audit services by the Company’s principal auditor is compatible with maintaining auditor independence.

      Based on the review and discussions referred to above, the Audit Review Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2001, for filing with the Securities and Exchange Commission.

Karen Hastie Williams (Chair)

Daniel J. Callahan, III
George P. Clancy, Jr.
Philip A. Odeen

Fiscal Year 2001 Audit Firm Fee Summary

      During fiscal year 2001, the Company retained its principal auditor, Arthur Andersen LLP, to provide services in the following categories and amounts.

Audit Fees	$431,500
All Other Fees

Audit Related Fees*	63,950

Other	17,400

*	Audit-related fees include services traditionally performed by the auditor such as attest services under professional standards.

      Arthur Andersen LLP did not provide any Financial Information Systems Design and Implementation services during fiscal year 2001.

Shareholder Return Performance Presentation

      The Company’s common stock was first issued to the public effective November 1, 2000, in exchange for shares of Washington Gas Light Company. Accordingly, the following graph shows the yearly cumulative total shareholder return on Washington Gas Light Company’s common stock from September 30, 1996 through October 31, 2000, and WGL Holdings from November 1, 2000 through September 30, 2001 against the cumulative total return of the Standard & Poor’s 500 Stock Index and the Dow Jones Utility Average for the period of five years commencing September 30, 1996, and ended September 30, 2001.

Comparison of Five-Year Cumulative Total Returns*

*	Assumes reinvestment of dividends daily for Standard & Poor’s 500, quarterly for the Dow Jones Utility Average and WGL Holdings/ Washington Gas. This calculation is based on $100 invested on September 30, 1996.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      At a meeting held in December 2001, the board of directors recommended that the shareholders ratify the appointment of Arthur Andersen LLP, independent public accountants, to audit the books, records and accounts of the Company for fiscal year 2002. The appointment was made upon a recommendation adopted by the audit review committee in November 2001. The audit review committee is composed of directors who are not officers or otherwise employees of WGL Holdings or Washington Gas Light Company. This firm has been similarly employed by Washington Gas Light Company since 1949 and by WGL Holdings, Inc. since November 2000. It would be very difficult to change auditors at this late point in our fiscal year 2002. However, if the board determines that a change is warranted in the future, it will take appropriate action.

      Representatives of Arthur Andersen LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The board of directors recommends a vote “FOR” this proposal.

PROPOSAL 3

SHAREHOLDER PROPOSAL

      Mrs. Evelyn Y. Davis, whose address is The Watergate Office Building, 2600 Virginia Ave., N.W., Suite 215, Washington, D.C. 20037, has given notice of her intention to present a proposal for consideration by the shareholders at the annual meeting. The proposal of Mrs. Davis, who is owner of record of 280 shares of common stock of the Company, is set forth below in the form of a resolution along with her supporting statement.

       Your board of directors and the management of WGL Holdings, Inc. oppose the adoption of the following proposal for the reasons stated after the proposal and, therefore, recommend that shareholders vote “AGAINST” the proposal.

Shareholder Proposal

      RESOLVED, “That the shareholders of WGL Holdings, Inc., assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.”

      The statement submitted by Mrs. Davis in support of her resolution is as follows:

      REASONS: “Many states have mandatory cumulative voting, so do National Banks.” “In addition, many corporations have adopted cumulative voting.”

      Last year the owners of 9,101,587 shares, representing approximately 31.5% of the shares voting, voted for this proposal.

      “If you AGREE, please mark your proxy FOR this resolution.”

Opposition of Your Board of Directors and the Management and Reasons Therefor

      Your board of directors believes it is important for each member of the board to represent all shareholders, not just a particular interest group or faction.

      Persons serving on the Company’s board of directors have wide experience in law, business and finance. Directors are not elected to represent a particular viewpoint, and the directors do not believe it is desirable to select candidates for election in that manner.

      These objectives of your directors are fundamentally different from the objectives of a cumulative voting procedure. Cumulative voting could permit a relatively small group of shareholders to elect a particular director. A director elected through cumulative voting might therefore become (or appear to become) an advocate for a particular shareholder group. This result would be directly opposite to the purpose of having each member of your board of directors represent all shareholders.

      Mrs. Davis states that “many states have mandatory cumulative voting” and that “many corporations have adopted cumulative voting.” However, according to studies published in 2000 and 2001 by the Investor Responsibility Research Center (the “IRRC”), while at one time nearly half the states mandated cumulative voting, only six states now require cumulative voting. The IRRC also reports that among S&P 500 companies surveyed, the number adopting cumulative voting has declined each year since 1995, when 13.5% provided for cumulative voting, to 9.8% in 2001. Among MidCap companies, there was a drop from 11% having cumulative voting in 1999 to 7.5% in 2001. Only SmallCap companies reported an increase in the number using cumulative voting, from 9.0% of companies in 1999 to 11.4% in 2001.*

      For these reasons, the board of directors and the management oppose the proposed resolution.

      Mrs. Davis has submitted substantially the same proposal each year since 1986 and it has been defeated by our shareholders each year.

       The board of directors and the management of the Company recommend a vote “AGAINST” the adoption of this shareholder proposal.

*	The IRRC takes no position either supporting or opposing this proposal on cumulative voting.

OTHER MATTERS

      The board of directors knows of no other matters to be brought before the meeting. However, if any other matters come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote in accordance with their best judgment on such matters.

      The annual report for 2001, including financial statements, was first mailed to shareholders on or about December 24, 2001.

      Upon written request, the Company will furnish without charge a copy of its most recent annual report on Form 10-K. Please direct these requests to: Shelley Jennings, Treasurer, WGL Holdings, Inc., 1100 H St., N.W., Washington, D.C. 20080.

      The solicitation of proxies is being made on behalf of the board of directors, and the cost will be borne by the Company. Brokerage houses and other custodians will be reimbursed by the Company for their expenses in forwarding proxy materials to principals. Further solicitation of proxies may be made by telephone or other communication by regular employees of the Company. Morrow & Company has been retained by the Company for a fee of $5,000, plus expenses, to assist in the solicitation of proxies.

SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

      Any shareholder who wishes to submit a proposal for printing in the Company’s proxy statement for the annual meeting of shareholders to be held in year 2003 (expected to be held in February 2003) must submit that proposal so it is received by the Company’s corporate secretary no later than the close of business on October 4, 2002. To be included in the Company’s proxy statement, the shareholder proposal must meet the requirements of the applicable rules of the Securities and Exchange Commission. Proposals should be addressed to the corporate secretary, WGL Holdings, Inc., 1100 H St., N.W., Washington, D.C. 20080.

      Other business matters to be brought by shareholders, including any nominations for board membership, can only be considered at the shareholder meeting in accordance with advance notice provisions of the Company’s bylaws. Notice of these matters must be received by the Company’s corporate secretary not later than the close of business on December 27, 2002. Notice of such matters should be addressed to the corporate secretary, WGL Holdings, Inc., 1100 H St., N.W., Washington, D.C. 20080. A copy of the corporate bylaws which describes the advance notice procedures can be obtained from the corporate secretary at the address shown in this paragraph.

VOTING BY PROXY

      Proxy cards will be voted as specified, but if not otherwise marked they will be voted: “FOR” Proposals (1) and (2) and “AGAINST” Proposal (3).

By order of the board of directors,

Douglas V. Pope
Secretary

January 28, 2002

Exhibit A

WGL HOLDINGS, INC.

CHARTER OF THE AUDIT REVIEW COMMITTEE

OF THE BOARD OF DIRECTORS

Membership

      The audit review committee shall consist of not less than three, or more than five, members of the Board of Directors. In appointing directors to the committee, the Board shall consider the experience of potential members in financial and related matters. Members of the committee shall be “independent” as defined in the listing standards of the New York Stock Exchange.

Primary Role

      The primary role of the audit review committee is to provide oversight of corporate management and the external and internal auditors. In connection with performing this oversight function, the audit review committee shall have unrestricted access to all relevant internal and external information necessary to carry out its responsibilities.

Meetings

      The audit review committee shall meet from time to time at the call of the chair or upon the request of any member, but in no event shall it meet less than four times each fiscal year of the company.

      The committee will meet prior to the time when the outside auditor of the company commences their work in connection with the company’s annual audit, and at such meeting the auditor shall discuss with the committee the expected scope of the work it intends to do in connection with the audit. At this meeting, the outside auditor will present a copy of the most recent peer review of the firm and its response to it.

      The committee will also meet with the outside auditor at the time of the completion of the outside auditor’s field work and prior to the release of the company’s earnings for the year to discuss the accounting and auditing issues which have emerged in connection with the completion of the audit. At this meeting the outside auditor will discuss with the committee any significant comments it may have with respect to internal controls and will cover the following other matters:

1.	Those matters required to be disclosed under Statement on Auditing Standards Nos. 61 and 90;

2.	The auditor’s conclusion with respect to the appropriateness of the accounting principles and practices used in the preparation of the financial statements, whether the estimates used in preparing the statements are appropriate and whether in general the principles and practices used in preparing the statements were satisfactory to provide for a fair presentation of the financial position, results of operations and cash flows of the company;

3.	Any significant auditing or accounting disagreements with management, whether or not they were satisfactorily resolved, about matters that individually or in the aggregate could be significant to the company’s financial statements or the auditor’s report;

4.	Any management services performed for the company since the beginning of the most recently completed fiscal year and any consulting services expected to be performed,

1

including the nature of the services, the compensation paid or expected to be paid, and the effect of such services on the auditor’s independence;

5.	The adoption by the company in the preparation of its financial statements of accounting principles and practices different from those used previously and whether the principles and practices adopted are suitable and appropriate;

6.	The extent to which the company has utilized derivative instruments in its business, the purposes for such use, the impact of their use on the financial statements of the company, and the risk posed by them and;

7.	Developments at the Financial Accounting Standards Board, the Auditing Standards Board, the Securities and Exchange Commission and other standard setting bodies which have or may affect the company’s financial situation and financial reporting.

Selection of Outside Auditor

      The outside auditor is ultimately accountable to the Board of Directors and to the committee. The Board of Directors and the committee have the ultimate authority and responsibility to select, evaluate, and where appropriate, replace the outside auditor. The shareholders will be asked to ratify this action on an annual basis.

Annual Review

      The committee will at least once a year meet in executive session with the outside auditor to discuss the company’s financial personnel and their performance, the company’s internal controls, and any other matters, which the auditor believes, should be brought to the attention of the committee.

Internal Auditor

      The committee shall from time to time review with the company’s internal auditor the work of the internal audit department, including the adequacy of the personnel, the adequacy of the system of the company’s internal controls, and other relevant matters. The Committee will also review regular reports prepared by the internal auditor and management’s response to those reports.

      The committee shall take appropriate action to assure the independence of the internal auditor. No change shall be made with respect to the employment of the internal auditor without the concurrence of the committee.

Review of reports, legal compliance

      The committee will from time to time review with the financial management of the company matters which may be expected to affect significantly the information reported or to be reported to shareholders, creditors and the public.

      The committee will from time to time review legal compliance matters, including corporate securities trading practices.

      Prior to the release of the company’s Annual Report to Stockholders, the committee will meet with management to discuss the financial statements and footnotes included therein, and Management’s Discussion and Analysis of Financial Condition and Results of Operations as required by the Securities and Exchange Commission.

2

Review of Financial Statements

      The committee and the external auditors will review interim financial statements included in quarterly reports on Form 10-Q before they are released and filed with the Securities and Exchange Commission. When the committee so requests, the committee will receive from the external auditors or management’s assurances that the financial statements have been reviewed by the external auditor and, except as otherwise indicated, are consistent with the accounting principles and practices used in preparing the financial statements of the company for the preceding fiscal year. If, in any filing, the company states that an independent public accountant has reviewed interim financial statements, the report of the independent public accountant on the review will be filed with the interim financial statements.

      After review and discussion of the audited financial statements with management and the external auditors, the Committee shall make a recommendation to the Board of Directors as to whether the audited financial statements should be included in the company’s annual report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

Independence of Outside Auditor; Non-Audit Services

      The committee shall annually review the work of the outside auditor and discuss with the auditor its independence, including receiving the written disclosures and the letter from the outside auditor required by Independence Standards Board Standard No. 1, confer with management concerning such work, and make a recommendation to the Board of Directors with respect to the engagement of an auditor to perform the company’s audit during the coming year. The committee shall review with the auditor its expected fee for the forthcoming audit and shall assure that the fee is fair to the company and is compatible with a full, complete and professional audit. In the event that during the course of an audit or otherwise the auditor shall determine that its estimate was inaccurate, it shall discuss the matter with the committee.

      The committee will monitor non-audit services provided by the outside auditor to assure continued independence of the outside auditor. The following list of non-audit services are approved as being compatible with maintaining the outside auditor’s independence regardless of the fee:

a.	Audit of Company benefit plans;

b.	Preparation of comfort letters in connection with the issuance and/or maintenance of outstanding debt and/or equity securities;

c.	Preparation of comfort letters and consents for SEC registration statements;

d.	Review and signature on Company tax returns; and

e.	Consulting on accounting and tax matters.

      The Audit Review Committee will review in advance any non-audit service not reflected in the listing shown immediately above with a fee of $100,000 or more which is proposed to be provided by the auditor.

      The Audit Review Committee will review in advance any non-audit service, regardless of the fee level which the management of the Company believes could raise issues of independence.

      The committee shall review from time to time with the company’s general counsel (and where appropriate, external counsel), internal auditor and external auditor risks to which the company is exposed, including litigation and regulatory risks, unusual economic risks, and such other risks as the committee shall wish to review.

3

Reports

      The chair of the committee shall report to the Board at the board meeting next following a committee meeting, and shall present such recommendations for action by the Board, as the committee shall deem appropriate.

Additional Committee functions

      The committee shall monitor compliance with the company’s conflict-of-interest policy and code of ethics, shall determine whether there is appropriate compliance, and shall from time to time review such policies and make recommendations for changes in them.

      The committee shall make appropriate inquiry concerning the company’s electronic data processing facilities, including the protections against fraud or misuse, both internal and external.

      The committee shall have the right and power to employ at the expense of the company such persons and organizations to assist it in carrying out its duties as it shall reasonably deem to be necessary.

      The committee shall prepare for inclusion in the company’s annual report to shareholders a statement with respect to its responsibilities and its activities.

      The committee shall have the power to conduct such inquiries concerning matters within its jurisdiction, as it shall determine, including defalcations, dishonesty, and violations of the conflict-of-interest policies and code of ethics.

      The committee shall perform such other duties and functions as shall be directed by the Board.

      This Charter shall be reviewed and updated, as appropriate, on an annual basis.

4

WGL HOLDINGS, INC.

ANNUAL MEETING OF SHAREHOLDERS
FEBRUARY 25, 2002 — 10:00 A.M.

The Ronald Reagan Building and International Trade Center

1300 Pennsylvania Avenue, N.W.
Washington, D.C. 20004
(202) 312-1300

SECURITY

Each person entering the building will be required to walk through a metal detector and show a photo ID card.

PARKING

Public parking is available at an hourly rate in the underground parking lot at the Ronald Reagan Building and International Trade Center. Public access is available from 14th Street and off Pennsylvania Avenue. Shareholders should allow extra time as the lots are secure and all visitors are screened upon entry to the garage. Once inside the garage, go to the B2 level and park. Follow posted BLUE signs for the Pennsylvania Avenue elevator banks. Go to level C on the elevator — the Concourse Level.

METRO

The Federal Triangle metro stop (blue and orange lines) is connected to the Ronald Reagan Building and International Trade Center by a covered passageway. In addition, Metro Center (blue, orange, and red lines) and Smithsonian (blue and orange lines) are within walking distance.

MEETING SPACE

Once inside the Ronald Reagan Building and International Trade Center, go to the Concourse Level and follow signs for the Conference Center. The Annual Meeting of Shareholders will be held in the Amphitheater.

WGL HOLDINGS, INC.

ANNUAL MEETING OF SHAREHOLDERS — FEBRUARY 25, 2002
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     I (WE) hereby appoint James H. DeGraffenreidt, Jr., Terry D. McCallister and Frederic M. Kline and each of them as proxies, with full power of substitution to each, to act and vote in the name of the undersigned with all the powers that the undersigned would possess if personally present, on all matters which may come before the February 25, 2002 Annual Meeting of the Shareholders of WGL Holdings, Inc., and any adjournment of such meeting, hereby revoking any prior conflicting proxies. The meeting will be held at The Ronald Reagan Building and International Trade Center, 1300 Pennsylvania Ave., N.W.; Washington, D.C. 20004 on Monday, February 25, 2002 at 10 a.m.

     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES. SEE REVERSE SIDE. YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS RECOMMENDATIONS. THIS PROXY WHEN PROPERLY EXECUTED AND PRESENTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSAL 3.

(Continued and to be signed and dated on the reverse side.)

WGL HOLDINGS, INC. P.O. BOX 11038 NEW YORK, N.Y. 10203-0038

To change address, please mark this box. [ ]

[WGL HOLDINGS INC. LOGO]	TWO ALTERNATE WAYS TO VOTE YOUR PROXY VOTE BY TELEPHONE (TOLL FREE) OR INTERNET 24 HOURS A DAY — 7 DAYS A WEEK IT’S FAST AND CONVENIENT

TELEPHONE		INTERNET		MAIL

1-866-593-3355		HTTPS://WWW.PROXYVOTENOW.COM/WGL
- Use any touch-tone telephone.		- Go to website address listed above.		- Mark, sign and date your Proxy Card.
- Have your Proxy Form in hand.		- Have your Proxy Form in hand.		- Detach from Proxy Form.
- Enter the Control Number located in the box below.	OR	- Enter Control Number located in the box below.	OR	- Return the card in the postage-paid envelope provided.
- Follow the simple recorded instructions.		- Follow the simple instructions.

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. IF YOU HAVE SUBMITTED YOUR PROXY BY TELEPHONE OR THE INTERNET THERE IS NO NEED FOR YOU TO MAIL BACK YOUR PROXY.

CONTROL NUMBER FOR TELEPHONE OR INTERNET VOTING

1-866-593-3355
CALL TOLL-FREE TO VOTE

- DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET -

[ ] PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.	[X] VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK.	PLEASE SIGN EXACTLY AS NAME OR NAMES APPEAR ON THIS PROXY. IF STOCK IS HELD JOINTLY, EACH HOLDER SHOULD SIGN. IF SIGNING AS ATTORNEY, TRUSTEE, EXECUTOR, ADMINISTRATOR, CUSTODIAN, GUARDIAN OR CORPORATE OFFICER, PLEASE GIVE FULL TITLE.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 1.

1. Election of all Directors

FOR ALL [ ]	WITHHOLD FOR ALL [ ]	EXCEPTIONS [ ]

Nominees:	01- Michael D. Barnes, 02- Daniel J. Callahan, III, 03- George P. Clancy, Jr., 04- James H. DeGraffenreidt, Jr., 05- Melvyn J. Estrin, 06- Debra L. Lee, 07- Philip A. Odeen, and 08- Karen Hastie Williams.

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE’S NAME.)

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 2.

2.     Ratification of the Appointment of Auditors.

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSAL 3.

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

3.     Shareholder Proposal re Cumulative Voting.

4.     In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Shareholder sign here Date

Co-Owner sign here

—PLEASE FOLD AND DETACH CARD AT PERFORATION BEFORE MAILING.—

WGL HOLDINGS, INC.
ANNUAL MEETING OF SHAREHOLDERS — FEBRUARY 25, 2002
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     I  (WE) hereby appoint James H. DeGraffenreidt, Jr., Terry D. McCallister and Frederic M. Kline and each of them as proxies, with full power of substitution to each, to act and vote in the name of the undersigned with all the powers that the undersigned would possess if personally present, on all matters which may come before the February 25, 2002 Annual Meeting of the Shareholders of WGL Holdings, Inc. and any adjournment of such meeting, hereby revoking any prior conflicting proxies. The meeting will be held at The Ronald Reagan Building and International Trade Center, 1300 Pennsylvania Ave., N.W., Washington, D.C. 20004 on Monday, February 25, 2002 at 10:00 a.m.

     You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE. You need not mark any boxes if you wish to vote in accordance with the Board of Directors recommendations. This proxy when properly executed and presented will be voted in the manner directed herein by the shareholder. If no direction is made, this proxy will be voted FOR proposals 1 and 2, and AGAINST proposal 3.

Please sign, date and return the Proxy Card Promptly, using the enclosed envelope.

To change your address, please mark this box [ ]

Dated: , 2002

Signatures

Please sign exactly as name or names appear on this
proxy. If stock is held jointly, each holder should
sign. If signing as attorney, trustee, executor,
administrator, custodian, guardian or corporate
officer, please give full title.

— Please fold and detach card at perforation before mailing —

Please fill in box(es) as shown using black or blue ink or number 2 pencil. PLEASE DO NOT USE FINE POINT PENS.	[X]

The Board of Directors recommends that you vote “FOR” Proposal 1.	FOR all	WITHHOLD	EXCEPTIONS
1. Election of all Directors	nominees	AUTHORITY
Nominees: (01) Michael D. Barnes, (02) Daniel J. Callahan, III, (03) George P. Clancy, Jr., (04) James H. DeGraffenreidt, Jr., (05) Melvyn J. Estrin, (06) Debra L. Lee,	listed at left	to vote
(07) Philip A. Odeen and (08) Karen Heetie Williams	[ ]	[ ]	[ ]

(INSTURUCTIONS): To withhold authority to vote for any individual nominee, mark the “EXCEPTIONS” box and write that nominee’s name on the line below

The Board of Directors recommends that you vote “FOR” Proposal 2.	FOR	AGAINST	ABSTAIN

2. Ratification of the Appointment of Auditors.	[ ]	[ ]	[ ]

The Board of Directors recommends that you vote “ ” Proposal 3.	FOR	AGAINST	ABSTAIN

3. Stockholder Proposal re Cumulative voting.	[ ]	[ ]	[ ]

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

(Continued and to be signed and dated on the reverse side.)